Filed Pursuant to Rule 424(b)(3)
Registration No. 333-132367

Prospectus Supplement No. 3 dated February 16, 2007
(to Prospectus dated June 23, 2006)

12,000,000 SHARES
CURRENCYSHARESSM MEXICAN PESO TRUST

        This Prospectus Supplement No. 3 amends and supplements our prospectus dated June 23, 2006 (the “Prospectus”). This Prospectus Supplement No. 3 should be read in conjunction with, and must be delivered with, the Prospectus, Prospectus Supplement No. 1 dated September 14, 2006 and Prospectus Supplement No. 2 dated January 29, 2007 (collectively, the “Prospectus Supplements”).

        Effective as of February 20, 2007, Goldman Sachs Execution & Clearing, L.P. has been appointed by the New York Stock Exchange as the specialist in Mexican Peso Shares representing units of fractional undivided beneficial interest in, and ownership of, the Trust. Accordingly, the penultimate full paragraph on the front cover page of the Prospectus is hereby replaced with the following:

On June 8, 2006, the Sponsor deposited 1,000 Mexican Pesos into the primary deposit account of the Trust in exchange for one Share and the Trustee recorded the Share as owned by the Sponsor. The Sponsor purchased the Share solely for the purpose of forming the Trust and the Sponsor redeemed the Share for 1,000 Mexican Pesos immediately after the SEC declared the registration statement effective. In order to provide liquidity for the Shares at the commencement of trading, the Initial Purchaser, LaBranche Structured Products, LLC, which had been appointed as the specialist in the Shares by the NYSE, deposited 150,000,000 Mexican Pesos in the primary deposit account of the Trust and the Trustee instructed DTC to record, and DTC recorded, three Baskets totaling 150,000 Shares (constituting 1,000 Mexican Pesos per Share) as owned by the Initial Purchaser. Effective as of February 20, 2007, Goldman Sachs Execution & Clearing, L.P. has been appointed as the specialist in the Shares by the NYSE.

        As of February 15, 2007, Goldman Sachs Execution & Clearing, L.P. has signed a Participant Agreement. Accordingly, the third sentence of the first full paragraph on Page 31 of the Prospectus is hereby replaced with the following: “As of February 15, 2007, Goldman, Sachs & Co., Goldman Sachs Execution & Clearing, L.P. and Merrill Lynch Professional Clearing Corp. have each signed a Participant Agreement and, upon the effectiveness of its Participant Agreement, each may create and redeem Baskets.”

        All of the other portions of the Prospectus, as amended by the Prospectus Supplements, shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is February 16, 2007